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writings and other contracts made by the corporation, except such as are necessary or incidental to the exercise of the powers vested in other officers or agents by the Board of Directors; and, generally, the President shall have and exercise supervision and control over all the business, affairs and property of the corporation, and shall perform such duties as are incident to the conduct of its business not otherwise provided for in these bylaws or by action of the Board of Directors.

            Section 4.6. Vice-President. The Vice-President shall in the absence or incapacity of the President perform the duties of the President and shall have such other powers and authority as may be assigned to him by the Board of Directors, either generally or specially. If there shall be more than one Vice-President, each shall have duties, powers and authority as may be assigned to him by the Board of Directors, and, unless otherwise provided by the Board of Directors, each shall be authorized to perform the duties of the President in his absence or incapacity in the order of their designation or election.

            Section 4.7. Secretary. The Secretary or an Assistant Secretary, shall have the custody of the minute book, stock book, corporate seal and all records and papers of the corporation, subject to the supervision and control of the President, except such as the Board may put in the custody of other officers, agents or employees. The Secretary, or an Assistant Secretary, shall attend all meetings of the shareholders and of the Board of Directors and act as Secretary thereof, keeping a record of the proceedings of such meetings in a book to be maintained for the purpose. He shall give or cause to be given, unless otherwise specially provided, notice of all meetings of the shareholders, directors, committees and other meetings of he officers or representatives of the corporation, and shall perform such other duties as may be prescribed for him by the board of Directors or the President.

            Section 4.8. Treasurer. The Treasurer, or an Assistant Treasurer, shall have custody of the corporate funds and securities, subject to the supervision and control of the President. He shall cause to be kept full and accurate accounts of receipts and disbursements of the corporation in proper books to be furnished for that purpose by the corporation; cause all moneys and other valuable effects to be deposited to the credit of the corporation, in such depositories as may be designated by the Board of Directors; be responsible for disbursing the funds of the corporation subject to such regulations as may be prescribed by the Board of Directors, taking proper vouchers for such disbursements; and he shall render to the President and to the directors at regular meetings of the Board, whenever they, or any of them, may request it, and account of all transactions of his office and of the financial condition of the corporation, and such other reports as may from time to time be required of him by the President or the Board.

            Section 4.9. Removal of Officers. Any officer, employee, or agent of the corporation may be removed by the Board of Directors whenever in its judgment the best interests of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. The election or appointment of any officer, employee, or agent of the corporation shall not of itself be deemed to create any contract right.


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            Section 4.10. Signature of Orders for the Payment of Money. All
checks, notes, drafts and other orders of the corporation for the payment of money shall be drawn, signed or counter-signed as the Board of Directors may from time to time prescribe.

                                    ARTICLE V
                                  CAPITAL STOCK

            Section 5.1. Certificate of Stock. The Board of Directors shall cause to be issued to any person appearing on the books of the corporation to be the owner of any shares of its stock, a certificate or certificates therefore, under the corporate seal of the corporation, to be signed by the President, or a Vice-President, and the Secretary, or an Assistant Secretary, of the corporation. Each certificate representing shares of the capital stock of the corporation shall state on the face thereof that the corporation is organized under the laws of the State of West Virginia; the name of the person to whom issued; the number and class of shares which such certificate represents; and the par value of each share represented by such certificate; and shall otherwise be in such form as the Board of Directors may adopt. Such certificates shall be issued in order from a stock certificate book to be kept by the Secretary under the supervision of the Board. No such certificate shall be issued or delivered until the stock represented thereby has been fully paid for; such payment may be made in cash, in property, tangible or intangible, or in labor or services actually performed for the corporation, but neither promissory notes nor future services shall constitute such payment or part payment.

            Section 5.2. Transfer of Stock. Shares of the capital stock of the corporation shall be transferable only upon the books of the corporation by the holder thereof in person or by attorney upon surrender and cancellation of the certificate for the same.

            Section 5.3. Lost Certificates. When a person, who appears by the books of the corporation to own stock therein, claims that the certificate for such stock has been lost, destroyed, or wrongfully taken, the proper officers of the corporation shall issue to him a certificate in place and stead of the lost, destroyed, or wrongfully taken certificate, if he shall request the issuance of a new certificate before the corporation has notice that the old certificate has been acquired by a bona fide purchaser, upon his compliance with the following conditions:

            (a) he shall file with the Secretary of the corporation an affidavit setting forth the time, place and circumstances of the loss, destruction, or taking, to the best of his knowledge and belief; and

            (b) he shall execute and deliver to the corporation a bond with good security in a penalty at least equal to the value of the shares of stock represented by the lost, destroyed, or wrongfully taken certificate, in form approved by the Board of Directors, to indemnify the corporation and all persons whose rights may be affected by the issuance of the new certificate against any loss in consequence of the issuance of the new certificate.


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